Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Viggle Inc.
New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 28, 2011, relating to the consolidated financial statements of Viggle Inc. (formerly Function(x) Inc.) appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011.

/s/ BDO USA, LLP
New York, New York

July 31, 2012